	FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542

Investor Contact: Neil Berkman Associates (310) 826-5051 info@berkmanassociates.com		Company Contact: Daniel Bernstein President (201) 432-0463

Bel Reports Second Quarter and First Half Results

Announces Increase in Quarterly Cash Dividend

JERSEY CITY, New Jersey, July 27, 2007 -- Bel Fuse Inc. (NASDAQ:BELFA & NASDAQ:BELFB) today announced financial results for the second quarter and first half of 2007.

Second Quarter Results

For the three months ended June 30, 2007, net sales were $61,612,000 compared to record net sales of $66,474,000 for the second quarter of 2006. Sales declined due to the Company's refusal to accept very low margins for certain magnetic and interconnect group products. Bel experienced higher sales in its modules group, including DC-DC converters.

Net earnings for the second quarter of 2007 were $6,158,000, compared to net earnings of $8,763,000 for the same quarter last year. Net earnings per diluted Class A common share were $0.49 compared to $0.71 for the year-earlier quarter, and net earnings per diluted Class B common share were $0.52 compared to $0.75 a year ago.

Results for the second quarter of 2007 included a pre-tax gain of $880,000 on the sale of real estate in the Far East and $2,508,000 from the partial disposition of Bel's holdings in Toko Inc. (TSE: 6801), offset by a $500,000 accrual for performance bonuses awarded by the Board in connection with the Toko investment, a $1,200,000 warranty claim and increased legal expenses of approximately $450,000, primarily associated with defending patent claims.

Results for the second quarter of 2006 included a pre-tax gain of $5,240,000 on the sale of the Company's shares in Artesyn Technologies, Inc., offset by a $1,000,000 accrual for performance bonuses awarded by the Board in connection with the Artesyn investment, and a casualty loss of $133,000 for costs associated with a fire at manufacturing facility in the Dominican Republic.

"The sale of this real estate is the latest step in our program to liquidate non-core assets. We anticipate additional transactions in coming months. At the same time, we continue to evaluate a number of potential acquisition opportunities that would help us accelerate the growth of our business," said Daniel Bernstein, President.

Increases Cash Dividend

Bel's Board of Directors demonstrated its confidence in management and optimism for the Company's future growth by voting to increase the dividend $0.02 per share for Class A and Class B common shares, to $0.06 per share and $0.07 per share, respectively, effective with the dividend to be paid on November 1, 2007, and to continue repurchase of Bel's Class A common stock.

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Bel Reports Second Quarter and First Half Results
July 27, 2007
Page Two

Six Month Results

For the six months ended June 30, 2007, net sales increased 2% to $123,419,000 compared to $121,100,000 for the first six months of 2006.

Net earnings for the first half of 2007 were $10,167,000. This compares to net earnings for the first half of 2006 of $12,761,000.

For the six months ended June 30, 2007, net earnings per diluted Class A common share were $0.81 compared to $1.03 for the year-earlier period, and net earnings per diluted Class B common share were $0.86 compared to $1.09.

Balance Sheet Highlights

At June 30, 2007, Bel reported cash, cash equivalents and marketable securities of approximately $104,197,000, working capital of approximately $162,623,000, a current ratio of 5.5-to-1, total long-term obligations of $10,627,000, and shareholders' equity of $231,838,000. At December 31, 2006, cash, cash equivalents and marketable securities were approximately $92,337,000, working capital was approximately $144,677,000, the current ratio was 4.5 to 1, total long-term obligations were $4,728,000, and shareholders' equity was $222,150,000.

Conference Call

Bel has scheduled a conference call at 11:00 a.m. EDT today. A simultaneous webcast of the conference call may be accessed from the Investor Info link at www.BelFuse.com. A replay will be available after 1:00 p.m. EDT, for a period of 20 days, at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21339450 after 1:00 p.m. EDT.

About Bel

Bel (www.belfuse.com) and its subsidiaries are primarily engaged in the design, manufacture and sale of products used in networking, telecommunications, high speed data transmission, and consumer electronics. Products include magnetics (discrete components, power transformers and MagJack®s), modules (DC-DC converters, integrated analog front end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (passive jacks, plugs and cable assemblies). Bel operates facilities around the world.

Forward-Looking Statements

Except for historical information contained in this news release, the matters discussed in this press release are forward looking statements that involve risks and uncertainties. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers, the continuing viability of sectors that rely on our products, the effect of business and economic conditions; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

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BEL FUSE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net Sales	$61,612	$66,474	$123,419	$121,100

Costs and expenses:
Cost of sales	48,598	50,262	96,490	90,249
Selling, general and administrative	9,179	10,233	18,661	19,610
Casualty loss	--	133	--	1,097
Gain on sale of fixed assets	(880)	--	(880)	--
	56,897	60,628	114,271	110,956

Income from operations	4,715	5,846	9,148	10,144
Interest expense and other costs	(2)	(18)	(124)	(44)
Gain on sale of marketable securities - net	2,508	5,240	2,508	5,151
Interest income	1,003	661	1,836	1,174

Earnings before provision for income taxes	8,224	11,729	13,368	16,425
Income tax provision	2,066	2,966	3,201	3,664

Net earnings	$6,158	$8,763	$10,167	$12,761

Earnings per share (2006, as restated)
Earnings per Class A common share - basic	$0.49	$0.71	$0.81	$1.03
Earnings per Class A common share - diluted	$0.49	$0.71	$0.81	$1.03

Weighted average Class A common shares outstanding
Basic	2,662	2,703	2,683	2,703
Diluted	2,662	2,703	2,683	2,703

Earnings per Class B common share - basic	$0.52	$0.75	$0.86	$1.10
Earnings per Class B common share - diluted	$0.52	$0.75	$0.86	$1.09

Weighted average Class B common shares outstanding
Basic	9,233	9,094	9,204	9,094
Diluted	9,254	9,143	9,231	9,143

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(000s omitted)

	Jun. 30,	Dec. 31,		Jun. 30,	Dec. 31,
ASSETS	2007	2006	LIABILITIES & EQUITY	2007	2006
	(unaudited)	(audited)		(unaudited)	(audited)

Current Assets	$198,710	$186,296	Current liabilities	$36,087	$41,619

Property, plant & equipment, net	40,523	44,289	Non-current liabilities	10,627	4,728

Goodwill	28,117	28,117

Intangibles & other assets	11,471	9,795	Stockholders' equity	231,837	222,150

Total Assets	$278,551	$268,497	Total Liabilities & Equity	$278,551	$268,497